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                                                Filed pursuant to Rule 424(b)(3)
                                                               File No. 33-52569


PROSPECTUS
                       HUNTINGTON BANCSHARES INCORPORATED
                                HUNTINGTON CENTER
                              41 SOUTH HIGH STREET
                              COLUMBUS, OHIO 43287
                                 (614) 480-8300

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                            DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN
                         COMMON STOCK, WITHOUT PAR VALUE

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         Welcome to the Huntington Bancshares Incorporated Dividend Reinvestment
and Common Stock Purchase Plan. The plan provides holders of our common stock with a simple and convenient method of purchasing additional shares of common stock through investment of cash dividends and optional cash payments without payment of brokerage commissions or service charges. Investment options offered under the plan are:

         o Full Dividend Reinvestment - Reinvest dividends on all shares of common stock owned at the "Average Market Value" (determined as described in Question 11).

         o Partial Dividend Reinvestment - Reinvest dividends on a portion of the shares of common stock owned at the Average Market Value and receive cash dividends on the remaining shares.

         o Optional Cash Purchases - Purchase shares of common stock with optional cash payments of not less than $200 per payment up to a maximum of $10,000 per calendar quarter. Only participants who have elected to reinvest all or a portion of their cash dividends may make optional cash purchases.

         All shares of common stock purchased for a participant under the plan through dividend reinvestment or optional cash contributions will be held by us in the participant's Dividend Reinvestment Account. Cash dividends on shares held in a plan account are automatically reinvested to purchase additional shares of common stock regardless of which investment option is selected.

         Shares of common stock may be purchased directly from us or purchased in open market transactions, or a combination of both, at our option. The price to participants per share of common stock purchased under the plan from us with reinvested dividends and optional cash payments will be equal to the average of the daily high and low sale prices of the common stock on the Nasdaq Stock Market for the five trading days immediately preceding such purchase. The price to participants per share of common stock purchased in the open market with reinvested dividends and optional cash payments will be equal to the weighted average of the price paid for all shares acquired for the plan in the quarterly period.

         This prospectus relates to 17,469,375 shares of our common stock (as adjusted for stock splits and stock dividends) registered for purchase under the plan, of which 10,227,826 remain available as of the date of this prospectus. IT IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED FOR FUTURE REFERENCE.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

  Our common stock is traded on the Nasdaq Stock Market under the symbol "HBAN"

                                   ----------

                  The date of this prospectus is March 27, 2001

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
                                TABLE OF CONTENTS

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
HUNTINGTON....................................................................3
THE PLAN......................................................................3
   PURPOSE AND ADVANTAGES.....................................................3
   ADMINISTRATION.............................................................4
   PARTICIPATION..............................................................4
   PURCHASES..................................................................5
   OPTIONAL CASH PURCHASES....................................................7
   COSTS......................................................................8
   FEDERAL INCOME TAX CONSEQUENCES............................................8
   REPORTS TO PARTICIPANTS...................................................10
   DIVIDENDS.................................................................10
   CERTIFICATES FOR SHARES...................................................11
   WITHDRAWAL OF SHARES......................................................12
   TERMINATION OF PARTICIPATION IN THE PLAN..................................12
   OTHER INFORMATION.........................................................13
USE OF PROCEEDS..............................................................15
EXPERTS......................................................................15
LEGAL OPINION................................................................16
INDEMNIFICATION..............................................................16
WHERE YOU CAN FIND MORE INFORMATION..........................................16



         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this prospectus may only be accurate on the date of this prospectus. This prospectus may be used only where it is legal to sell these securities.

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                                   HUNTINGTON

         Huntington Bancshares Incorporated was incorporated in 1966 and is a regional bank holding company headquartered in Columbus, Ohio. Our subsidiaries conduct a full-service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting, credit life and disability insurance, issuing commercial paper guaranteed by us, and providing other financial products and services.

         Our principal executive offices are located at the Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone (614) 480-8300).

                                    THE PLAN

         Our Dividend Reinvestment and Common Stock Purchase Plan was initially approved by our Board of Directors on July 20, 1983. Amendments to the plan were approved by the Board of Directors on February 16, 1994, effective as of March 1, 1994, on August 21, 1996, effective as of January 3, 1997, and on September 14, 1998, effective as of October 30, 1998. On May 17, 2000, effective as of June 30, 2000, our Board of Directors approved a change in the Plan Administrator. The following questions and answers explain and constitute the plan.

PURPOSE AND ADVANTAGES

1.       What is the purpose of the plan?

         The purpose of the plan is to provide holders of record of our common stock with a simple and convenient method to increase share ownership through the investment of cash dividends and optional cash contributions without payment of brokerage commissions or service charges. To the extent that such additional shares are purchased from us, we will receive additional funds for general corporate purposes.

2.       What are the advantages of the plan?

o Our common stock may be purchased through reinvested dividends on all or a portion of a participant's shares of common stock at Average Market Value (as defined in Question 11).

o Participants will pay no service charges or brokerage commissions in connection with purchases of common stock made under the plan.

o Full investment of funds is possible under the plan, because fractional shares, as well as full shares, will be credited to a participant's plan account.

o Participants can avoid the inconvenience of safekeeping certificates for shares credited to their plan accounts since certificates for such shares will only be issued at the request of a participant or upon termination of participation. In addition, participants may deposit shares currently held in certificate form with the Plan Administrator. At the option of the participant, these shares may be added to the participant's plan account, or held outside of the plan account so that future cash dividends will be sent directly to the participant. This will relieve participants of the responsibility for loss, theft, or destruction of their certificates.

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o        Participants may make optional cash payments for the purchase of shares systematically through pre-arranged quarterly debits from an eligible deposit account at our financial institution subsidiaries or at other financial institutions.

o Participants who have elected partial dividend reinvestment may have the cash portion of each dividend payment electronically deposited directly into a savings or checking account.

o        Periodic statements of account will simplify record keeping.

ADMINISTRATION

3.       Who administers the plan for participants?

         Computershare Investor Services, as Plan Administrator, administers the plan, keeps records, sends statements of account to each participant, and performs other duties related to the plan. Shares purchased for participants in the plan and held in their plan accounts and shares deposited by participants with the Plan Administrator for safekeeping are held by or through the Plan Administrator until a participant makes a written request for certificates for all or part of his shares (see Question 26), or his participation is terminated (see Question 29). The Plan Administrator also acts as dividend disbursing and transfer agent for our common stock. All questions and correspondence concerning the plan should be addressed to the Plan Administrator as follows:

               Computershare Investor Services
               P.O. Box A 3309
               Chicago, IL  60609-3309

               Telephone: (800) 725-0674

         Shares purchased under the plan and held in a participant's plan account and shares deposited by participants with the Plan Administrator for safekeeping will be registered in the name of the participant and held by the Plan Administrator in book entry form.

PARTICIPATION

4.       Who is eligible to participate?

         A holder of record of at least one share of common stock is eligible to participate in the plan. Any shareholder whose shares are registered in a name other than his own (as, for example, in the name of a broker or bank nominee) must either become a shareholder of record by having his shares transferred into his own name or make appropriate arrangements with his broker or bank to participate in the plan for the benefit of such shareholder.

5.       How does a shareholder participate?

         A holder of record of one or more shares of our common stock may join the plan at any time by completing and signing an Authorization Form and sending it to the Plan Administrator. An Authorization Form may be obtained by contacting the Plan Administrator (see Question 3).

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6.       Is partial participation possible?

         Partial participation in the plan is possible with respect to a specified number of shares of common stock held in certificate form or deposited into a participant's plan account. Dividends on shares held in a plan account which have been purchased through reinvested dividends or with optional cash contributions must be reinvested.

         A participant who desires to utilize the partial dividend reinvestment option may specify on the Authorization Form the number of shares of common stock to be reinvested. On each dividend payment date, dividends on that number of shares of common stock will be reinvested in additional shares of common stock (see Question 10).

         A plan participant who has elected partial dividend reinvestment may arrange to have the cash portion of each dividend payment electronically deposited directly into a savings or checking account (see Question 22). Unless an arrangement for electronic payment is made, the participant will receive a dividend check representing the dividends paid on the shares that are not reinvested under the plan.

7.       May a shareholder make only optional cash payments under the plan?

         No. Only participants who have elected to reinvest all or a portion of their cash dividends may make optional cash purchases of common stock.

8.       When may a shareholder join the plan?

         Holders of record may join the plan at any time. Reinvestment of dividends will begin with the next dividend payment after receipt of a properly completed and signed Authorization Form, PROVIDED THAT IT IS RECEIVED BY THE PLAN ADMINISTRATOR AT LEAST SEVEN BUSINESS DAYS BEFORE THE RECORD DATE FOR THAT DIVIDEND. Record dates for dividends paid by us have usually preceded the payment dates by approximately 15 days. Dividend payment dates are ordinarily the first business days of January, April, July, and October.

         A shareholder enrolled in the plan will continue to be enrolled with the full or partial dividend reinvestment option specified on his most recently dated Authorization Form, without further action on his part, unless he changes his election by completing and signing a new Authorization Form (see Question 9) or gives notice in writing to the Plan Administrator that he wishes to withdraw from the plan (see Question 26).

9.       How may a participant change options under the plan?

         A participant may change the investment option at any time by properly completing and signing a new Authorization Form and returning it to the Plan Administrator. An Authorization Form may be obtained at any time by contacting the Plan Administrator (see Question 3). Any change in the investment option will be effective for the next dividend payment after receipt by the Plan Administrator of the new Authorization Form, provided it is received at least five business days before the record date for that dividend.

PURCHASES

10.      When will shares be purchased under the plan?

         When shares of common stock are purchased under the plan directly from us, cash dividends and optional cash payments will be invested on each dividend payment date for the common stock or, in the event we do not pay a

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dividend in a particular calendar quarter, optional cash payments received by the fifth business day prior to the end of the preceding calendar quarter will be invested on the first business day of the quarter.

         When shares of common stock are purchased under the plan in the open market, cash dividends and optional cash payments will be invested as soon as practicable on or after each dividend payment date for the common stock or, in the event we do not pay a dividend in a particular calendar quarter, optional cash payments received by the fifth business day prior to the end of the preceding calendar quarter will be invested as soon as practicable on or after the first business day of the quarter.

11.      What will be the price of shares purchased under the plan?

         The purchase price per each share of common stock purchased directly from us for participants in the plan with both reinvested dividends and optional cash payments will be equal to the average of the daily high and low sale prices of the common stock on the Nasdaq Stock Market for the five trading days immediately preceding such purchase. If the high and low sale prices for the common stock are not reported on the Nasdaq Stock Market, or there is no trading in the common stock on any such trading day, the purchase price shall be determined by us on the basis of such market quotations as are available during such immediately preceding five trading days.

         The purchase price per each share of common stock acquired in the open market for participants in the plan with both reinvested dividends and optional cash payments will be equal to the weighted average price of all shares of common stock acquired for the plan with the proceeds from all reinvested dividends and all optional cash payments for any quarterly period.

         The averages computed above to determine the purchase price of shares of common stock are referred to in this prospectus as the "Average Market Value" of the common stock.

12.      How are shares acquired under the plan?

         We expect that shares of our common stock acquired by participants in the plan will be newly issued shares, but we reserve the right, at any time and from time to time, not to make newly issued shares available to the plan.

         The Plan Administrator will use cash dividends and optional cash payments to acquire newly issued shares of common stock, if available, directly from us. If we are not then making newly issued shares available for purchase, funds to be invested will be used by the Plan Administrator to purchase shares of common stock in the open market.

13.      How many shares will be purchased for participants?

         The number of shares that will be purchased for a participant's plan account will depend upon the amount of dividends or optional cash payments to be invested and the applicable purchase price of the common stock. A participant's plan account will be credited with the number of shares (including any fractional shares computed to four decimal places) that results from dividing the dollar amount of dividends or optional cash payments to be invested by the applicable purchase price (see Question 11).

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OPTIONAL CASH PURCHASES

14.      How are optional cash purchases made?

         An optional cash payment may be made by check or money order, or systematically through pre-arranged quarterly debits from an eligible deposit account at our financial institution subsidiaries or at other financial institutions. Each optional cash payment for a plan participant in any one calendar quarter must be at least $200 and the total amount that can be invested during any one calendar quarter for a participant, whether by check or money order forwarded to the Plan Administrator or by an automatic account debit, may not exceed $10,000. The same amount of money need not be sent each time, and there is no obligation to make any additional cash purchases. Dividends reinvested are not counted towards the $10,000 quarterly limit for investments under the plan.

         Optional cash payments may be made when enrolling by enclosing a check or money order with the Authorization Form, or thereafter by establishing systematic investment (see Question 15) or by forwarding a check or money order to the Plan Administrator with the remittance form attached to the bottom of each periodic statement of account.

15.      How does a shareholder sign up for systematic investment?

         The systematic investment option is a method of making regular quarterly optional purchases of our common stock without the need to write and mail a check or money order every time. Systematic investments in our common stock may be made through automatic pre-arranged quarterly debits from the following deposit accounts:

         o regular or interest checking accounts, savings accounts, money market accounts, or other deposit accounts accessible by check that are maintained with us or one of our subsidiaries, or

         o deposit accounts at other financial institutions that may be accessed by check and electronic funds transfer debit.

Participants may wish to contact a representative from their financial institution to verify that their deposit accounts may be electronically debited before electing this option.

         To establish an automatic quarterly debit from an eligible deposit account, a plan participant must send the Plan Administrator a completed and signed Authorization Form and, if the account to be debited is a checking account, a voided check (write the word "void" across the face of a blank check). The Authorization Form requests certain information about the financial institution where the account is maintained, such as the ABA Transit Routing number of that financial institution. If necessary, a plan participant electing this option should request assistance from a representative of his financial institution in completing this information. If the shares in a plan account are jointly held, all registered owners must sign the Authorization Form. If the eligible deposit account is in a name other than the name of the registered owner(s) indicated on the plan account, all deposit account owners must execute the Authorization Form. The shares of our common stock purchased with the amount debited from an eligible account will be registered in the name of the registered owner of the shares held in the plan account.

         A plan participant should allow up to five business days for the Plan Administrator to establish an automatic debit after receipt of an Authorization Form. Automatic account debits will be made on the seventh business day before the end of each calendar quarter (a "Debit Date").

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         A plan participant may discontinue or alter quarterly account debits by completing and submitting to the Plan Administrator a new Authorization Form or otherwise notifying the Plan Administrator in writing. Participants should allow up to five business days after receipt of such instructions by the Plan Administrator for an automatic debit to be discontinued or altered. If the entire amount authorized on the Authorization Form for automatic quarterly account debit is not available in the participant's designated account on the Debit Date of any one quarter, no funds will be withdrawn from the designated account for that quarter. If the funds from an automatic account debit are not received by the Plan Administrator in a timely fashion for any reason, the Plan Administrator will not purchase our common stock for the plan participant on the next scheduled purchase date (see Question 10) unless it has received funds from another source.

16.      When will optional cash payments be invested?

         Optional cash payments received by the fifth business day prior to the end of a calendar quarter will be applied to the purchase of additional shares of common stock as stated in Question 10. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON OPTIONAL CASH PAYMENTS. Since interest is not paid on optional cash payments held by the Plan Administrator pending investment, participants are urged to time each optional cash payment made by check or money order so as to be received by the Plan Administrator on or shortly before the fifth business day prior to the end of the quarter, thereby minimizing the time between payment and investment. Sufficient time, however, should be allowed for receipt no later than the fifth business day prior to the end of the quarter. Automatic account debits will be made on the Debit Date.

17.      Under what circumstances will optional cash payments be returned?

         Uninvested optional cash payments will be returned upon written request received by the Plan Administrator at least 48 hours prior to the first business day of the quarter in which any such payment is to be invested. In addition, optional cash payments, to the extent they exceed $10,000 or which are less than $200 will be returned.

COSTS

18.      Are there any expenses to participants in connection with the plan?

         All costs of purchasing shares of our common stock under the plan are paid by us. No brokerage fees or commissions are charged to participants in connection with the purchase of shares of our common stock under the plan, whether directly from us or in the open market.

         If, however, a participant requests that the Plan Administrator sell his shares in connection with a withdrawal of shares of common stock from his plan account (see Question 26) or termination of his participation in the plan (see Question 29), the participant must pay a $10 processing fee, any brokerage commission, and any applicable transfer tax. Such amounts will be deducted from the proceeds of the sale. In addition, the participant will realize gain or loss, for federal income tax purposes, when the participant sells his shares (see Question 19).

FEDERAL INCOME TAX CONSEQUENCES

19. What are the federal income tax consequences of participation in the plan?

         Reinvested dividends and the difference between optional cash payments and the fair market value of the shares of common stock purchased with such optional cash payments, if any, are subject to federal income tax, as further described below.

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         A participant in the plan will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on that date of the shares acquired for the participant with reinvested dividends. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends, is determined in the same manner as the Average Market Value of shares under Question 11, except that the determination is made on the dividend payment date only, and not averaged over the preceding five trading days. The tax basis of shares acquired with reinvested dividends will equal their fair market value on the dividend payment date.

         A participant will not be treated as receiving a dividend upon the purchase of shares with an optional cash payment unless the Average Market Value of the shares is less than their fair market value on the purchase date, as described above. If the Average Market Value is less than the fair market value of the shares, a participant will be treated as having received an additional dividend equal to the excess of the fair market value of the shares being purchased over their Average Market Value. The tax basis of shares purchased with an optional cash payment will equal the participant's optional cash payment plus the excess, if any, of the fair market value of the shares purchased over their Average Market Value.

         A participant's holding period for shares acquired pursuant to the plan will begin on the day following the date of their acquisition for the participant's plan account.

         A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's plan account, either upon the participant's request for the shares, upon termination of his participation in the plan, or upon termination of the plan.

         A participant will realize gain or loss upon the receipt of a cash payment for a fractional share equivalent credited to the participant's plan account upon termination of his participation in the plan or upon termination of the plan. In addition, a participant will realize gain or loss when the participant sells or exchanges shares received by the participant after the withdrawal of such shares from the plan or after termination of the plan. The amount of such gain or loss will be the difference between the amount the participant received for the shares or a fractional share equivalent, and the tax basis of the shares.

         The foregoing discussion is based upon the assumption that newly issued shares will be purchased directly from us. If the shares are purchased by the Plan Administrator in the open market, the tax consequences will generally be the same, except that the fair market value for determining the amount of the dividend and tax basis will be the sum of:

         o the weighted average price of all shares of common stock acquired for the plan with the proceeds from all reinvested dividends for any quarterly period times the number of shares purchased for the participant, and

         o a pro rata portion of the brokerage fees, if any, paid for the participants by us attributable to the open market transactions.

         If a participant has failed to furnish a valid taxpayer identification number to the Plan Administrator, unless the participant is exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code of 1986, as amended, then the Plan Administrator must withhold the amount prescribed by Section 3406 (currently 31%) from the amount of cash dividends. In addition, if a new participant fails to certify that such participant is not subject to withholding under Section 3406 on interest and dividend payments (which withholding is imposed as a result of failure to report all interest or dividend income on prior tax returns), then the amount prescribed by Section 3406 must be withheld from the amount of cash dividends. The withheld amounts will be deducted from the amount of cash dividends and the remaining amount will be reinvested. Withholding may be required with respect to payment in lieu of a

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fractional share interest and the proceeds of any stock sale made by the Plan
Administrator on behalf of a participant (see Question 27) in the circumstances described above.

         This is a general discussion of the federal income tax consequences of participation in the plan based upon an interpretation of current federal income tax law. Participants should consult their own tax advisors to determine particular tax consequences, including federal, state, local, and foreign tax consequences, which may result from participation in the plan and any subsequent disposal of shares acquired pursuant to the plan.

REPORTS TO PARTICIPANTS

20.      What reports will be sent to participants in the plan?

         A statement of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date will be mailed to each participant as soon as practicable after each purchase of our common stock, normally within ten business days following such purchase. THESE STATEMENTS ARE A CONTINUING RECORD OF CURRENT ACTIVITY AND THE COST OF PURCHASES AND SHOULD BE RETAINED FOR TAX PURPOSES. Shareholders who have shares held with the Plan Administrator in safekeeping will receive an annual statement of account.

         In addition, participants will receive copies of communications sent to all holders of our common stock, including the annual reports to shareholders, notice of annual meetings and proxy statements, and information for reporting dividend income for federal income tax purposes.

DIVIDENDS

21. Will participants receive cash dividends on shares held in their plan accounts?

         Cash dividends on all shares of our common stock, including fractional shares, credited to a participant's plan account, whether such shares were purchased with reinvested dividends or optional cash payments, will be automatically reinvested in additional shares.

22. How does a shareholder who has elected partial dividend reinvestment arrange to have the cash portion of each dividend payment electronically deposited directly to a savings or checking account?

         Plan participants who have elected partial dividend reinvestment may arrange for direct deposit of any cash dividends not being reinvested under the plan. Dividends designated for direct deposit will be paid by electronic transfer of funds to the plan participant's designated deposit account. Verification of the deposit will be on the participant's regular account statement issued by the financial institution maintaining the account. Plan participants electing this option will also receive a direct deposit advice from the Plan Administrator notifying the participant of the deposit.

         To establish direct deposit of cash dividends, a plan participant must complete and submit to the Plan Administrator a signed Authorization Form and, if the account to be credited is a checking account, a voided check (write the word "void" across the face of a blank check). The Authorization Form requests certain information about the financial institution where the account is maintained, such as the ABA Transit Routing number of that financial institution. If necessary, a plan participant electing this option should request assistance from a representative of his financial institution in completing this information. If the shares in a plan account are jointly held, all registered owners must sign the Authorization Form.

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         A plan participant may change the designated account for direct deposit or discontinue this option by submitting a new Authorization Form or other written instructions signed by the plan participant to the Plan Administrator. Direct deposit will begin, and any change in this option will be effective, with the next dividend payment after receipt by the Plan Administrator of the new Authorization Form or other written instructions, provided it is received at least five business days before the record date for that dividend.

         The Authorization Form also authorizes us or our agent to debit from the designated deposit account any amounts that were erroneously deposited. By signing the Authorization Form, the plan participant waives any claim against us, our agent, or the participant's financial institution with respect to the operation of the direct deposit service.

CERTIFICATES FOR SHARES

23. Will certificates be issued for shares of common stock purchased under the plan?

         No certificate will be issued to a participant for shares of common stock credited to his plan account unless he requests the Plan Administrator, in writing, to do so, or until the participant's account is terminated. Shares of common stock purchased through the plan for a participant will be registered in the name of the participant and credited to his plan account. The number of shares credited to a participant's plan account, as well as the number of shares of common stock held by the Plan Administrator in safekeeping for the participant, will be shown on the periodic statement of his account.

         A participant may, at any time, request in writing that the Plan Administrator send him a certificate for all or part of the whole shares of common stock credited to his plan account or held by the Plan Administrator in safekeeping (see Question 26). Any remaining whole or fractional shares will continue to be credited to the plan account or held by the Plan Administrator in safekeeping, as the case may be. Certificates for fractional shares will not be issued under any circumstances.

24.      In whose name will certificates be registered when issued?

         Accounts under the plan will be maintained in the name in which participants' shares of common stock were registered at the time they enrolled in the plan. Consequently, certificates for whole shares of common stock will be similarly registered when issued unless the participant requests issuance of the shares in a different name(s). If different registration of the shares is desired, the participant should call the Plan Administrator for transfer instructions (see Question 3). Shares held in safekeeping will continue to be registered in the name in which the shares were registered at the time they were delivered for safekeeping.

25.      May shares in a plan account or shares held in safekeeping be pledged?

         No. Shares of common stock credited to the plan account of a participant or deposited with the Plan Administrator for safekeeping may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign such shares must request that a certificate for such shares be issued in his name.

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WITHDRAWAL OF SHARES

26. How does a participant withdraw shares purchased under the plan or held by the Plan Administrator for safekeeping?

         A participant may withdraw all or a portion of the whole shares of common stock credited to his plan account or held by the Plan Administrator for safekeeping by notifying the Plan Administrator in writing (see Question 3), specifying the number of whole shares to be withdrawn. Certificates for whole shares of common stock so withdrawn will be issued to the participant, normally within ten business days of receipt of the request for withdrawal. In no case will certificates for fractional shares be issued. After a participant withdraws shares of common stock from his plan account or held by the Plan Administrator for safekeeping, cash dividends on such shares will continue to be reinvested in accordance with the instructions given by the participant on his most recently dated Authorization Form, so long as the participant remains the record holder of such shares and has not terminated his participation in the plan.

27. Can a participant sell shares of common stock held in his plan account or held by the Plan Administrator for safekeeping?

         A participant may request that all or a portion of the shares of common stock held in his plan account or held by the Plan Administrator for safekeeping be sold by completing the "Sale of Shares" section at the bottom of his account statement or by writing a letter of instruction to the Plan Administrator (see Question 3). Any such request must be signed by all registered owners listed on the plan account and the signatures must have a Medallion Guarantee by a participating member of the Stock Transfer Association Medallion Program. Generally, a Medallion Guarantee may be obtained from institutions such as brokerage firms, commercial banks, thrifts, credit unions, and trust companies. SALE OF ALL SHARES OF COMMON STOCK HELD IN A PARTICIPANT'S PLAN ACCOUNT DOES NOT TERMINATE PLAN PARTICIPATION IF THE PARTICIPANT REMAINS THE REGISTERED OWNER OF AT LEAST ONE SHARE OF COMMON STOCK, UNLESS THE PARTICIPANT SPECIFICALLY REQUESTS SUCH TERMINATION. Sales will be executed within ten business days of receipt by the Plan Administrator of a duly executed request. Proceeds from the sale of shares of common stock will depend on, among other things, the market price of the common stock at the time the sale order is executed by the Plan Administrator. SUCH MARKET PRICE MAY VARY SIGNIFICANTLY BETWEEN THE TIME THE PARTICIPANT SUBMITS HIS REQUEST FOR SALE OF THE SHARES AND THE TIME THE SALE ORDER IS PLACED BY THE PLAN ADMINISTRATOR WITH A BROKER. THERE CAN BE NO GUARANTEE THAT THE SHARES OF COMMON STOCK WILL BE SOLD AT A SPECIFIC PRICE. The participant will receive a check for the proceeds of the sale, less a processing fee of $10, any brokerage commission, and any applicable transfer tax incurred.

28. What happens to any fractional share when a participant directs the Plan Administrator to sell or otherwise withdraw all shares from his plan account?

         Any fractional share will be sold by the Plan Administrator and a cash payment made to the participant for the sale price thereof, less any brokerage commission and transfer tax incurred. The net proceeds of any fractional share, together with any proceeds from the sale of whole shares or a certificate for whole shares, as the case may be, will be mailed to the participant.

TERMINATION OF PARTICIPATION IN THE PLAN

29.      How is participation in the plan terminated?

         A participant may terminate his participation in the plan at any time by notifying the Plan Administrator in writing (see Question 3). If notice of termination is received at least two business days before the record date for a cash dividend, that dividend will be paid, in cash, to the participant; otherwise that dividend will be reinvested for the

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
participant's plan account. Any optional cash payment which has been received by the Plan Administrator prior to receipt of notice to discontinue dividend reinvestment will be invested in accordance with the plan unless return of the payment is requested in a written notice received by the Plan Administrator at least 48 hours prior to the date when such cash payment is to be invested. Thereafter, the participant's participation in the plan will be terminated, his plan account will be closed, and all dividends on common stock held by the participant of record will be paid directly to that participant.

         Termination of dividend reinvestment will automatically terminate a participant's right to invest in additional shares of common stock by making optional cash payments.

30. What will participants receive when their participation in the plan is terminated?

         The Plan Administrator will send to a participant whose participation in the plan has terminated a certificate for the number of whole shares in his plan account. Any fractional share will be sold and a cash payment will be made to the participant for the sale price of such fractional share, less any brokerage commission and transfer tax incurred. A Medallion Guarantee of the participant's signature is not required for the sale of a fractional share in conjunction with a participant's termination of participation, unless it is requested that all or a portion of the shares be sold (see Question 27).

OTHER INFORMATION

31. What happens when a participant who is reinvesting dividends on all or a portion of the shares of common stock held in certificate form or in a plan account sells or transfers a portion of such shares?

         If a participant who is reinvesting cash dividends on all of the shares of common stock held in certificate form and all of the shares of common stock held in a plan account disposes of a portion of such shares, the Plan Administrator will continue to reinvest the dividends on the remainder of such shares credited to the participant's plan account.

         If a participant who is reinvesting cash dividends on a portion of the shares of common stock held in certificate form or held in a plan account disposes of a portion of such shares, the Plan Administrator will continue to reinvest cash dividends on the remainder of the shares up to the number of shares of common stock authorized in the participant's most recent dated Authorization Form, and will continue to reinvest the cash dividends on the shares credited to the participant's plan account.

         For example, if a participant selected the partial dividend reinvestment option and authorized the Plan Administrator to reinvest the cash dividends paid on 50 shares of a total of 100 shares of common stock held in certificate form, and then the participant disposes of 25 shares of common stock, the Plan Administrator would continue to reinvest the cash dividends paid on 50 of the remaining 75 shares. If instead the participant disposed of 75 shares of common stock, the Plan Administrator would continue to reinvest the cash dividends paid on the remaining 25 shares of common stock.

32.      What happens if we declare a stock dividend or a stock split?

         Shares of common stock distributed by us pursuant to a stock dividend or a stock split with respect to ALL shares of common stock owned by the participant, including shares of common stock deposited with the Plan Administrator for safekeeping, held by the participant in certificate form, or credited to a participant's plan account, will be added to that participant's plan account. Shareholders who have shares deposited in safekeeping with the Plan Administrator but who do not participate in the plan will receive certificates for stock dividends or stock splits paid on such shares held in safekeeping.

33. If we have a rights offering, how will a participant's entitlement be computed?

         A participant's entitlement in a rights offering will be based upon the participant's total holdings. However, rights certificates will be issued for the number of whole shares only and rights based on a fraction of a share held in a participant's plan account will be sold for the participant's plan account and a check for the net proceeds will be sent to the participant.

34. How will a participant's shares held by the Plan Administrator be voted at shareholder's meetings?

         Under Maryland law (the law of our state of incorporation), shareholders of record may vote all shares of stock held of record by them. A proxy card will be sent to each participant in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the plan. The proxy card will apply to all whole shares held of record by the participant, including shares for which the participant holds certificates, shares deposited with the Plan Administrator for safekeeping, and all whole and fractional shares credited to the participant's plan account.

         The proxy card, if properly signed, will be voted in accordance with the instructions given on the card. If no instructions are indicated on a properly signed and returned proxy card, the shares represented thereby will be voted in accordance with management's recommendations specified on the proxy card. If the proxy card is not returned or is returned unsigned, shares credited to a participant's plan account, shares deposited with the Plan Administrator for safekeeping, and other shares held of record by the participant will be voted only if he or a duly appointed representative votes in person at the meeting.

35. What is the responsibility of Huntington and the Plan Administrator under the plan?

         In administering the plan, neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon such participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or incompetency, or any claim with respect to the timing or price of any purchase or sale. PARTICIPANTS MUST RECOGNIZE THAT NEITHER WE NOR THE PLAN ADMINISTRATOR CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN. There can be no assurance that shares of common stock purchased under the plan will be worth more or less, at any particular time, than the purchase price of such shares. Plan participants should note that purchases of common stock under the plan with reinvested dividends and optional cash payments will be made systematically, and in fixed amounts in the case of reinvested dividends and automatic debits from eligible deposit accounts, in accordance with the terms of the plan, unlike purchases made in the discretion of the plan participant on the open market. Accordingly, the timing and amount of purchases for a participant under the plan will not be subject to the plan participant's judgment regarding the market price for common stock or other existing or anticipated market conditions at the time shares are purchased.

         The plan does not represent a change in our dividend policy or a guarantee of future dividends which will continue to be determined by our Board of Directors in light of our earnings, financial condition, and other factors.

36.      May the plan be changed or discontinued?

         We reserve the right to suspend or terminate the plan at any time, including during the period between a dividend record date and the related payment date. We also reserve the right to make modifications to the plan. Participants will be notified of any suspension, modification, or termination. Except as stated below, upon termination of the plan, any uninvested optional cash payments will be returned, certificates for whole shares credited to participants' plan accounts will be issued, and cash payment will be made for any fractional shares credited to participants' plan accounts.

         If we terminate the plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, participants in the plan will, if we so elect, be enrolled automatically in such other plan and shares credited to participants' plan accounts will be credited automatically under such other plan unless notice to the contrary is received.

         We also reserve the right to terminate any shareholder's participation in the plan at any time.

37.      How is the plan to be interpreted?

         The plan, the Authorization Form, and the participants' plan accounts will be governed by and construed in accordance with the laws of the State of Ohio and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the plan will be determined by us and any such interpretation will be final.

         We may adopt rules and regulations for the Administration of the plan.

38.      What is sufficient notice to a participant?

         Any notice or certificate which is to be given by the Plan Administrator to a participant will be in writing and will be deemed to have been sufficiently given for all purposes when deposited, postage prepaid, in the United States mail, addressed to the participant at the participant's address as it shall last appear on the Plan Administrator's records.

39.      Can successor Plan Administrators be named?

         We may from time to time designate a bank or trust company as successor Plan Administrator under the plan.

                                 USE OF PROCEEDS

         We do not know the number of shares of our common stock that it will ultimately sell under the plan or the prices at which those shares will be sold. When shares are purchased pursuant to the plan directly from us, proceeds from such sale are intended to be used for general corporate purposes.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited Huntington's consolidated financial statements included in Huntington's Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Huntington's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL OPINION

         The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Porter, Wright, Morris & Arthur LLP, Columbus, Ohio.

                                 INDEMNIFICATION

         Under our Articles of Incorporation, as amended, our directors and officers are entitled to be indemnified to the fullest extent permitted by law in connection with actual or threatened lawsuits or proceedings arising out of their service to us or to another organization at our request. With respect to indemnification of directors, officers, and controlling persons of Huntington for liabilities arising under the Securities Act of 1933, as amended, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web Site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement and prospectus, and later information filed with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by the prospectus or otherwise terminate the offering.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and prospectus.

         We incorporate by reference the documents listed below:

         o Our annual report on Form 10-K for the fiscal year ended December 31, 2000; and
         o Our proxy statement dated March 5, 2001, in connection with our Thirty-Fifth Annual Meeting of Shareholders.

         In addition, the description of our common stock and the rights issued under a certain Rights Agreement, dated February 22, 1990, as amended August 16, 1995, between us and The Huntington Trust Company, National Association, which rights are attached to our common stock, that is contained in our Forms 8-A filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, our Current Report on Form 8-K dated August 16, 1995, and as the same may be updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference.

         Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference herein (except for the exhibits to those documents, unless the exhibits are specifically incorporated by reference into such documents). You may obtain a copy of each of the above-listed documents at no cost by writing or calling us at the following address:

         Huntington Bancshares Incorporated
         Attn:  Investor Relations
         Huntington Center, HC0635
         41 S. High St.
         Columbus, Ohio 43287

Telephone requests may be directed to the Huntington Financial Report Request Line at (888) 480-3164.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock covered by our Dividend Reinvestment and Common Stock Purchase Plan. This prospectus, which constitutes part of the registration statement, omits some of the information contained in the registration statement and the exhibits to it on file with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations of the Securities and Exchange Commission under that Act. The registration statement, including exhibits thereto, may be inspected and copies at the public reference facilities maintained by the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement.

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
                                     [LOGO]



                              HUNTINGTON BANCSHARES
                                  INCORPORATED



                            DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN







                                   PROSPECTUS

                              DATED MARCH 27, 2001